ARTICLES OF AMENDMENT OF

                            ARTICLES OF INCORPORATION

                                       OF

                           NATURAL HEALTH TRENDS CORP.

          Pursuant to the provisions of section 607.1006, Florida Statutes, Natural Health Trends Corp. (the "Corporation") adopts the following articles of amendment to its articles of incorporation:

I.       ARTICLE IV is hereby amended by adding the following as Part H

                                     PART H

                            Series F Preferred Stock

         Two Thousand Eight Hundred (2,800) of the 1,500,000 authorized shares of Preferred Stock of the Corporation shall be designated Series F Preferred Stock (the "Series F Preferred Stock") and shall possess the rights and privileges set forth below:

         A.       PAR VALUE STATED VALUE, PURCHASE PRICE AND CERTIFICATES.

                  1. Each share of Series F Preferred Stock shall have a par value of $.001, and a stated value (face amount) of One Thousand Dollars ($1,000) (the "Stated Value").

                  2. The Series F Preferred Stock shall be offered at a purchase price of One Thousand ($1,000) Dollars per share.

                  3. Certificates representing the shares of Series F Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

         B.       DIVIDENDS.

         Holders of the shares of Series F Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available therefor cash dividends at the rate of six (6%) percent of the Stated Value per annum, payable upon the conversion of the shares of Common Stock. Such dividend shall be payable in shares of Common Stock of the Corporation, at the option of the Corporation. If such dividends are paid in shares of Common Stock, then the number of shares of Common Stock to be issued on account of the accrued dividends shall be equal to the


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amount of the  dividend  divided by 95% of the Closing Bid Price,  for the three
(3) trading days preceding the Notice Date, as hereinafter defined.

         C.       LIQUIDATION PREFERENCE.

                  1. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the Holders of shares of the Series F Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the Holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation expressly junior to the Series F Preferred Stock, an amount per share equal to the sum of (i) the Stated Value and (ii) an amount equal to ten (10%) percent of the Stated Value multiplied by the fraction N/365, where N equals the number of days elapsed since full payment for the shares of Series F Preferred Stock. After payment shall have been made to the Holders of shares of the Series F Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the Holders of shares of the Series F Preferred Stock shall be entitled to no further distributions thereon and the Holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

                  2. A merger or  consolidation  of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

         D.       CONVERSION OF SERIES F PREFERRED STOCK.

         The Holders of Series F Preferred Stock shall have the following conversion rights:

                  1. RIGHT TO CONVERT. Each share of Series F Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock (sometimes referred to herein as "Conversion Shares").

                  2. MECHANICS OF CONVERSION. Commencing sixty (60) days after the issuance of the shares of Series F Preferred Stock each Holder of Series F Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice (the "Conversion Notice") via telecopy (or an original) to the Corporation. The certificate or certificates representing the shares of Series F Preferred Stock for which conversion is elected, shall accompany the Conversion Notice. The date upon which a Conversion Notice is received by the Corporation shall be a "Notice Date."

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         The Corporation  shall use all reasonable  efforts to issue and deliver to such Holder of Series F Preferred Stock at the address of the Holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                  3. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, destruction, theft or mutilation of any Series F Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series F Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series F Preferred Stock Certificates if the Holder thereof contemporaneously requests the Corporation to convert such Series F Preferred Stock into Common Stock, in which event the Corporation shall be entitle to rely on an affidavit of loss, destruction or theft of the Series F Preferred Stock Certificate or, in the case of mutilation, tender of the mutilated certificate, and shall issue the Conversion Shares.

                  4. CONVERSION PERIOD. The Series F Preferred Stock shall become convertible into shares of Common Stock at any time commencing sixty (60) days after the issuance of the shares of Series F Preferred Stock.

                  5. CONVERSION FORMULA/CONVERSION PRICE. Each share of Series F Preferred Stock shall be convertible into the number of Conversion Shares based upon a conversion price (the "Conversion Price") equal to 95% of the average Closing Bid Price of the Common Stock for the three (3) trading days immediately preceding the Notice Date. For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the NASDAQ SmallCap Stock Market system ("NASDAQ") as reported by Bloomberg, LP, or if no longer traded thereon, the closing bid price on the principal national securities exchange on which the Common Stock is so traded.

                  6. NO FRACTIONAL SHARES. If any conversion of the Series F Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, if the aggregate, shall be the next higher number of shares.

                  7. LIMITATION ON THE ISSUANCE OF SHARES OF COMMON STOCK. In no event shall the Corporation be required to issue more than in the aggregate twenty (20%) percent of the number of shares of Common Stock outstanding (as determined on the date of issuance of the Series F Preferred Stock) upon the conversion of the shares of Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock and warrants to purchase 200,000 shares of Common Stock issued to Kaire International, Inc. (collectively, the "Acquisition Securities"), unless the stockholders of the Corporation approve the issuance of additional shares of Common Stock upon the conversion and/or exercise of the Acquisition Securities, or the NASDAQ Stock Market, Inc. ("NASDAQ") waives the requirements of Market Place Rule

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4460(i)(1)(D).  The  Corporation  agrees  to use its best  efforts  to take such corporate action as may be necessary to obtain the approval of the stockholders to issue additional shares of Common Stock upon the conversion of the shares of Series F Preferred Stock.

                  8. REDEMPTION BY THE COMPANY. At any time after issuance, and from time to time, the Series F Preferred Stock, in whole or in part, at the election of the Corporation, may be redeemed by the Corporation at a redemption price equal to the sum of (i) the Stated Value of the shares of Series F Preferred Stock being redeemed, and (ii) an amount equal to any accrued and unpaid dividends thereon, within five (5) business days of the Corporation's election.

                  9. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         E. VOTING. Except as otherwise provided below or by the Florida Statutes, the Holders of the Series F Preferred Stock shall have no voting power whatsoever, and no Holder of Series F Preferred Stock shall vote or otherwise participate in any proceeding in which action shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

         F. STATUS OF CONVERTED STOCK. In the event any shares of Series F Preferred Stock shall be converted as contemplated by this Article IV, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series F Preferred Stock.

         G. TAXES. All shares of Common Stock issued upon conversion of Series F Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series F Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series F Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable. The Corporation shall adjust the amount of dividends paid or accrued so as to indemnify the Holders of Series F Preferred Stock against any withholding or similar tax in respect of such dividends.

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II. These Articles of Amendment of Articles of Incorporation were adopted by the
Board of Directors without shareholder action and shareholder action was not required on _____________________, 1999.

Signed on _____________, 1999

                                            NATURAL HEALTH TRENDS CORP.

                                            By:_________________________________
                                                 Joseph P. Grace, President



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